SCHEDULE 14A

(RULE 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

Filed by the Registrant    ☒

Filed by a Party other than the Registrant    ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

THE MONY GROUP INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other than the Registrant)

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☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:
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(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:
(2)	Form, Schedule or Registration Statement No.:
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(4)	Date Filed:

The following are excerpts from an internal video message from Daniel J. Mullane, President of The Advest Group, Inc. (“Advest”), a wholly-owned subsidiary of The MONY Group Inc., to employees of Advest on or about May 11, 2004.

“Hello. On May 18th, at a special shareholder meeting in New York, AXA Financial’s pending purchase of the MONY Group will be voted on. This transaction has been the focus of a lot of media attention in the last few months, and I know how unsettling distractions of this type can be when it comes to doing our day-to-day jobs. Despite this, collectively we have been able to continue to perform at the high standards that Advest is known for, and we had a very good first quarter. I want to thank you for your patience and diligence during this protracted process. Secondly, I want to take a moment to bring you up to date on where things stand, what you need to be doing, and what I think will happen next.”

“Since the postponement of the original vote scheduled for February, there have been some favorable rulings from the courts with regard to the upcoming special shareholder vote. We believe, and industry experts agree, that AXA Financial’s offer of $31.00 per share represents full and fair value. I will go further and say we also believe that Advest’s becoming a member of the AXA Financial family is in our firm’s best interest as well.”

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“Those of us who are MONY shareholders have by now received our new proxy packages. Management and I urge you to vote your shares. Your vote is important, regardless of the number of shares you own. Just as I told you back in February, failing to vote, or even abstaining, counts as a vote against the merger of MONY and AXA. Please vote.”

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